                                                               Exhibit 99.h.9

                              AMENDED AND RESTATED
                            SHAREHOLDER SERVICE PLAN
                                 HIGHMARK FUNDS

                                     CLASS B


         HighMark Funds (the "Fund") is an open-end investment company registered under the Investment Company Act of 1940, as amended, and currently consisting of a number of separately managed portfolios (the "Portfolios"). The Fund desires to retain SEI Investment Distribution Co. (the "Distributor"), a Pennsylvania corporation, to itself provide or to compensate service providers who themselves provide, the services described herein to clients (the "Clients") who from time to time beneficially own Class B shares ("Shares") of any Portfolio of the Fund. The Distributor is willing to itself provide or to compensate service providers for providing, such shareholder services in accordance with the terms and conditions of this Agreement.

SECTION 1. The Distributor will provide, or will enter into written agreements with service providers pursuant to which the service providers will provide, one or more of the following shareholder services to Clients who may from time to time beneficially own Shares:

         (i) maintaining accounts relating to Clients that invest in Shares;

         (ii) providing information periodically to Clients showing their positions in Shares;

         (iii) arranging for bank wires;

         (iv) responding to Client inquiries relating to the services performed by the Distributor or any service provider;

         (v) responding to inquiries from Clients concerning their investments in Shares;

         (vi) forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients;

         (vii) processing purchase, exchange and redemption requests from Clients and placing such orders with the Fund or its service providers;

         (viii) assisting Clients in changing dividend options, account designations, and addresses;

         (ix) providing subaccounting with respect to Shares beneficially owned by Clients;

         (x) processing dividend payments from the Fund on behalf of Clients;
         and

         (xi) providing such other similar services as the Fund may reasonably request to the extent that the Distributor and/or the service provider is permitted to do so under applicable laws or regulations.

SECTION 2. The Distributor will provide all office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in the Distributor's business, or any personnel employed by the Distributor) as may be reasonably necessary or beneficial in order to fulfill its responsibilities under this Agreement.

SECTION 3. Neither the Distributor nor any of its officers, employees, or agents is authorized to make any representations concerning the Fund or the Shares except those contained in the Fund's then-current prospectus or Statement of Additional Information for the Shares, copies of which will be supplied to the Distributor, or in such supplemental literature or advertising as may be authorized in writing.

SECTION 4. For purposes of this Agreement, the Distributor and each service provider will be deemed to be independent contractors, and will have no authority to act as agent for the Fund in any matter or in any respect. By its written acceptance of this Agreement, the Distributor agrees to and does release, indemnify, and hold the Fund harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by the Distributor or its officers, employees, or agents regarding the Distributor's responsibilities under this Agreement, the provision of the aforementioned services to Clients by the Distributor or any service provider, or the purchase, redemption, transfer, or registration of Shares (or orders relating to the same) by or on behalf of Clients. The Distributor and its officers and employees will, upon request, be available during normal business hours to consult with representatives of the Fund or its designees concerning the performance of the Distributor's responsibilities under this Agreement.

SECTION 5. In consideration of the services and facilities to be provided by the Distributor or any service provider, each Portfolio that has issued Shares will pay to the Distributor a fee, as agreed from time to time, at an annual rate of up to .25% (twenty-five basis points) of the average net asset value of all Shares of each Portfolio, which fee will be computed daily and paid monthly. The Fund may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Portfolio, including the sale of Shares to any service provider for the account of any Client or Clients. The Distributor may waive all or any portion of its fee from time to time.



Approved: SEPTEMBER 19, 2001

                                       2